Exhibit 99.1

Variable Compensation Plan

The Variable Compensation Plan (“VC Plan”) provides a variable compensation payment to the Company’s executive officers and certain eligible senior employees each January based on overall corporate and individual business group (Divisional) performance during the prior year, as determined by the Compensation Committee of the Board of Directors. The amount of Variable Compensation each executive officer and senior employee receives is a function of four factors:

(A)	The executive officer’s and employee’s base annual salary as of the end of the year;

(B)	Overall corporate performance versus goals;

(C)	Performance of the individual business group (“Division”) versus goals; and

(D)	The executive officer’s and employee’s “variable compensation factor” which is determined by the Compensation Committee on the basis of the individual’s responsibility and experience level.

Each executive officer’s and employee’s “variable compensation factor” is a percentage of his or her base annual salary, starting at 10% for new participants. At greater levels of responsibility and experience, the variable compensation factor may be up to 180% of base annual salary. Variable compensation factors are reviewed each July as part of the Company’s annual salary review and in connection with the review, could increase beyond 180%. A newly hired executive officer or employee, who is approved for eligibility under the VC Plan, will be eligible to receive a VC Plan payment for their first year of employment, pro-rated from the date of hire.

At year end, the Compensation Committee evaluates the Company’s overall performance versus goals and each individual Division’s performance versus goals, with emphasis on the vital goals. Given the dynamics of the business, the Company’s VC Plan relies heavily on the Compensation Committee’s evaluation and assessment of performance. Based on this evaluation, the Compensation Committee determines whether any variable compensation should be paid and, if so, the amount for distribution. The payments under the VC Plan will be made only after approval by the Compensation Committee.

The following factors are considered in evaluating both overall corporate and individual Divisional performance: (1) the extent to which quantitative and qualitative plans were met for the year, with an emphasis on profitability, return on net assets and market share; (2) the extent to which process improvement results were achieved; (3) the extent to which yearly results verified each Division’s strategy and improved its strategic position; and (4) the extent to which each Division’s yearly mid-term plan and strategy was credible and contributed to the Company’s ability to adapt to changes in the marketplace or environment.

Administrative rules and procedures for the VC Plan are maintained, monitored and implemented by the Company’s Human Resources department.

The Compensation Committee has the sole discretion to interpret and apply the terms of this VC Plan, including the determination of whether any particular employee will receive a payment, and the amount of any such payment. The Board of Directors and/or the Compensation Committee reserve the right to adjust, modify or terminate the VC Plan, in full or in part, at any time, in their sole discretion. Subject to an amendment to or termination of this VC Plan by the Compensation Committee or the Board of Directors, this VC Plan applies in 2005 and renews annually each year thereafter.